UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   October 19, 2009

NXT Nutritionals Holdings, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-147631
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

56 Jackson Street
Holyoke, MA 01040
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(413) 533-9300
 (ISSUER TELEPHONE NUMBER)

 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On October 19, 2009, Ann McBrien was appointed to the Company's Board of Directors.  As of the date of this filing, Ms. McBrien has not been appointed to any committee of the board of directors.

Ms. Ann McBrien, Board of Directors

Ms. McBrien has over 25 years of experience as an entrepreneur, and as a leader in national and international organizations.   Ms. McBrien was the first female Vice President of Sales in Procter & Gamble history (1999). Ms. McBrien was a Vice President for Global Operations and Global Health Care Sales for Procter & Gamble for 20 years.  She was responsible for the development of global pricing and promotion plans linking the largest customers and brands with a winning strategy. She was responsible for over $8 billion in sales and over 300 people globally.  She also led the development of merchandising programs for global customers and led major global restructure of Customer Business Development organization.

From 2009 to the present, Ms. McBrien has worked as a Tremor Consultant with Procter & Gamble, connecting corporations with word of mouth marketing.  Since 2008, Ms. McBrien has also worked for AM Marketing & Sales Concepts, LLC, where she coaches senior managers in delivery of concepts and ideas, strategic plan development and sales presentation.

In 2002, Ms. McBrien co-founded OT OverTime, LLC, where she initiated the acquisition of a brand from Procter & Gamble, secured funding to launch a line of products nationally, and secured sales to Target, Kroger and regional chains. The company’s first year sales were over $2 million.

Ms. McBrien received her BS in finance at the University of Illinois.  She was part of the Mortar Board Honor program, president of Illini Pride and president of Kappa Kappa Gamma.

ITEM 9.01.  FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description

10.1	Director Agreement with Ann McBrien

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NXT Nutritionals Holdings, Inc.

By:	Francis McCarthy
Francis McCarthy President & Chief Executive Officer

Dated: October 19, 2009